Exhibit 4.16

*** CERTAIN IDENTIFIED INFORMATION (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of February 25, 2022 (the “Effective Date”), by and between ADAGENE INCORPORATED, a Delaware corporation having an address at 10179 Huennekens St., San Diego, CA 92121, USA (“Adagene”) and GENZYME CORPORATION, a Massachusetts corporation having an address at 50 Binney St., Cambridge, MA, 02142 (“Sanofi”).  Sanofi and Adagene may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Adagene, a biotechnology company, has developed proprietary technology platforms to enable innovative antibody discovery and engineering;

WHEREAS, Sanofi and Adagene desire to form a collaboration to discover masked antibody candidates for further drug and product development and commercialization, under which collaboration Adagene will be responsible for generating such masked antibody candidates using Adagene’s SAFEbody® platform technology, and Sanofi will be responsible for the further development and commercialization of the candidates; and

WHEREAS, the Parties wish to establish such collaboration, all on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sanofi and Adagene hereby agree as follows:

1.	DEFINITIONS

1.1“Adagene Acquiror” has the meaning set forth in Section 2.7(c)(ii).

1.2“Adagene Competitor” means [***].

1.3“Adagene Indemnitee” has the meaning set forth in Section 14.1.

1.4“Adagene Know-How” means all Know-How that Adagene or its Affiliates Control as of the Effective Date or during the Term that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Licensed Compound or Licensed Product. Without limiting the generality of the foregoing, the Adagene Know-How existing at the Effective Date is described in Exhibit A.

1.5“Adagene Mask” means an Adagene proprietary Mask derived from the Adagene Platform Technology.

1.6“Adagene Patents” means all Patents that Adagene or its Affiliates Control as of the Effective Date or during the Term that (a) claim or cover any Licensed Compound or Licensed Product, or (b) are otherwise necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Licensed Compound or Licensed Product, including Adagene’s interest in Joint Patents.  Without limiting the generality of the foregoing, the Adagene Patents existing at the Effective Date are described in Exhibit B.

1.7“Adagene Platform Technology” means Adagene’s proprietary antibody engineering platform that is known as the SAFEbody® technology.  For the avoidance of doubt, the Adagene Platform Technology includes proprietary linkers or proprietary peptide antibody masks.

1.8“Adagene Technology” means the Adagene Know-How and the Adagene Patents.

1.9“Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists.  As used in this Section 1.9, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.10“Alliance Manager” has the meaning set forth in Section 3.6.

1.11“Antibody” means a monospecific, bispecific, or multispecific antibody (whether fully human, humanized, phage display, chimeric, monoclonal, polyclonal, or any other type of antibody) or antigen binding fragment thereof.

1.12“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, Regulatory Authority, or governmental agency or authority having jurisdiction over or related to the subject item.

1.13“Arm” means that portion of an Antibody independently able to bind to a Target. For the avoidance of doubt, the immunoglobulin constant region of an Antibody shall not be considered an Arm.

1.14“Asian Country” means any of Japan or the People’s Republic of China.

1.15“Auditor” has the meaning set forth in Section 11.5.

1.16“Available” means, with respect to a Target, that such Target is not Unavailable.

1.17“Biosimilar Licensed Product” means, with respect to a product in a country, any pharmaceutical product that (a) is biosimilar to, or interchangeable with, such product or may otherwise be legally substituted for such product and for which the BLA or MAA references or relies on such product, (b) is approved for the same indication as such product, and (c) is sold in such country by a Third Party that is not a Sublicensee.

1.18“BLA” means a Biologics License Application as described in 21 C.F.R. § 601.2, including any amendments thereto, or any corresponding application in a country or jurisdiction in the Territory outside the U.S.

1.19“Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.20“Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.21“Claim” has the meaning set forth in Section 14.1.

1.22“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or other clinical study, as the context dictates.

1.23“Collaboration Program” means the performance of all Target Research Plans under this Agreement.

1.24“Collaboration Target” means (a) each of Target 1 or Target 2 (unless such Target has been replaced in accordance with Article 6), and (b) each Target designated a Collaboration Target in accordance with Article 5 or Article 6.

1.25“Collaboration Target Designation Notice” has the meaning set forth in Section 5.2(b).

1.26“Combination Product” shall have the meaning set forth in Section 1.73 (Net Sales).

1.27 “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering products to customers) of products, including sales force efforts, detailing, advertising, market research, market access (including price setting and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling product orders) and distribution.  “Commercialize” and “Commercializing” have correlative meanings.

1.28“Commercially Reasonable Efforts” means: (a) with respect to Sanofi’s obligations to Develop, seek MAA Approval, and Commercialize a Licensed Product under this Agreement, [***]; and (b) with respect to Adagene’s performance of each Target Research Plan, the conduct of such performance using those good faith efforts and resources consistent with the usual practices of a similarly situated company for the performance of similar activities.

1.29“Competing Masking Technology" has the meaning set forth in Section 2.8(a).

1.30“Compound Invention” has the meaning set forth in Section 12.1(a).

1.31“Compound Research Activities” means, with respect to a Collaboration Target, the activities to be undertaken by Adagene and Sanofi to discover and Develop Licensed Compounds directed to the respective Collaboration Target, as specified in the applicable Target Research Plan.

1.32“Compound Patent” means a Patent that Covers a Compound Invention.

1.33“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Sanofi and Adagene dated as of May 27, 2021.

1.34“Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Compound Inventions, and Sanofi Know-How will be deemed Sanofi’s Confidential Information, all Adagene Know-How and Platform Inventions will be deemed Adagene’s Confidential Information, and all Joint Inventions will be deemed both Parties’ Confidential Information.  Confidential Information shall include: (a) the terms and conditions of this Agreement, and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

1.35“Control” or “Controlled” means, with respect to any Know-How, Patents, or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise but without taking into account any licenses granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such Know-How, Patents, or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party or triggering any payment obligation to a Third Party.  Notwithstanding the foregoing, Know-How, Patents, or other intellectual property rights owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Effective Date as a result of such Party (a) acquiring such Third Party or a portion of the business of such Third Party or (b) being acquired by such Third Party (in each case, whether by merger, stock purchase or purchase of assets) will only be “Controlled” by a Party hereunder if such Know-How, Patents, or other intellectual property rights are actually used by such Party for performing Development activities under this Agreement.

1.36“Cover”, “Covering” or “Covered” means, with respect to a compound, product, or other composition of matter, or technology, process, method or other Know-How, that, in the absence of ownership of, or a license to, a Patent, the practice or exploitation of such compound, product, or other composition of matter, or technology, process, method or other Know-How, would infringe such Patent or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue.

1.37“Data” means any and all scientific, technical, test, or other data pertaining to any Licensed Compound or Licensed Product that is generated by or on behalf of Adagene under any Target Research Plan, including research data, clinical pharmacology data, chemistry-manufacture-controls (CMC) data (including analytical, and stability data), pre-clinical data, and clinical data.  For clarity, Data shall not include any data that Adagene generates to the extent that such data is only generally applicable to the Adagene Platform Technology or its use or to Platform Inventions and does not specifically pertain to any Licensed Compound or Collaboration Target.

1.38“Development” means all development activities for a product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of such product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any BLA or MAA for such product; development activities directed to label expansion or obtaining Regulatory Approval (or both) for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

1.39“Development Costs” means: (a) demonstrable costs and expenses invoiced by Third Parties for activities specified in a Target Research Plan; and (b) the costs and expenses of scientific, medical, technical personnel directly engaged in activities specified in a Target Research Plan, which costs shall be determined based on the FTE Rate based on time actually spent for performing the applicable activities.

1.40“Disputed Matter” has the meaning set forth in Section 17.2.

1.41“EMA” means the European Medicines Agency, or any successor agency thereto.

1.42“Executive Officers” the with respect to Adagene, the Chief Executive Officer of Adagene, and with respect to Sanofi, the Head of Oncology Research.

1.43“Extended Option Period” has the meaning set forth in Section 5.4.

1.44“EU” means all countries that are officially recognized as member states of the European Union at any particular time; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country leaves or as of the Effective Date has left the European Union.

1.45“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.46“Field” means any and all uses.

1.47“Floor” has the meaning set forth in Section 10.5(c)(iv).

1.48“First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale by Sanofi or any of its Affiliates or Sublicensees to a Third Party for end use of such Licensed Product in such country after Regulatory Approval has been granted with respect to such Licensed Product in such country for use or consumption of such Licensed Product in such country or jurisdiction by the general public; provided, however that sales for clinical study purposes or compassionate, named patient (paid or unpaid) or similar use will not constitute a First Commercial Sale.

1.49“FTE” means the equivalent of a full-time Adagene (including its Affiliates) employee’s work for a twelve (12) month period (consisting of a total of at least [***] hours per year of dedicated effort).  Any such employee who devotes fewer than [***] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such employee on such activities, divided by [***].  For clarity, only hours devoted by qualified scientific, medical, manufacturing, technical, regulatory, and other similar employees of Adagene, as measured in accordance with Adagene’s normal time allocation practices, shall apply toward an FTE, and in no event shall “FTE” include hours devoted by personnel performing administrative, managerial, or corporate functions (e.g., human resources, finance, legal, and investor relations).

1.50“FTE Costs” means the FTE Rate multiplied by the number of FTEs applied by Adagene (including its Affiliates) to the performance of Compound Research Activities in accordance with a Target Research Plan and Target Research Budget.

1.51“FTE Rate” means [***] U.S. dollars ($[***]) per FTE per year which rate shall apply through [***].  Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (based on the change from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).

1.52“GLP” means in respect of laboratory activities, the then current standards required by Applicable Law of: (a) the United States, including the FDA’s Good Laboratory Practice regulations at 21 C.F.R. Part 58; (b) the European Union, including the Directive 2004/9/EC, Directive 2004/10/EC, guidance published by the European Commission or EMA in relation to such Directives and any local laws, rules and regulations that implement such Directives and guidance; and (c) such other countries in which a Licensed Product is tested.

1.53“Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body)

1.54“IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.55“Indemnified Party” has the meaning set forth in Section 14.3.

1.56“Indemnifying Party” has the meaning set forth in Section 14.3.

1.57“Indication” means, with respect to a Licensed Product, the use of such Licensed Product for the treatment of a discrete clinically recognized form of a disease, disorder or condition.

1.58“Initial Option Period” means, with respect to the Initial Targets, a period of [***] ([***])following the delivery to Sanofi by Adagene of the sequence of the Licensed Compound that it has Developed with respect to the first Initial Target, in accordance with, and as further specified in, the applicable Target Research Plan.  Additionally, if Sanofi exercises its Replacement Right (as set forth in Article 6) prior to delivery of the sequence of the Licensed Compound with respect to the first Initial Target, the Initial Option Period for such replaced Target shall begin upon delivery of the sequence with respect to the Licensed Compound for the first Initial Target.

1.59“Initial Target(s)” means Target 1 or Target 2 or both.

1.60“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.61“Injunctive Relief” has the meaning set forth in Section 17.3(b).

1.62“Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.

1.63“Joint Inventions” has the meaning set forth in Section 12.1(d).

1.64“Joint Patents” has the meaning set forth in Section 12.1(d).

1.65“Joint Research Committee” or “JRC” has the meaning set forth in Section 3.1.

1.66“Key Countries” means the United States, Germany, France, the UK, and at least one of the Asian Countries.

1.67“Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to, development, manufacture, registration, use, or marketing or to methods of assaying or testing them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, use, importation, offering for sale or sale of, or which may be useful in studying, testing, or developing products.  Know-How excludes Patents.

1.68“Licensed Compound” means: (a) a construct comprising (i) an SUA or a derivative thereof, and (ii) an Adagene Mask or a derivative thereof; or (b) a Modified Licensed Compound.

1.69“Licensed Product” means any pharmaceutical preparation in final form containing a Licensed Compound, alone or in combination with one (1) or more additional active ingredients, in any form, presentation, dosage, or formulation, and for any mode of administration.

1.70“Losses” has the meaning set forth in Section 14.1.

1.71“MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.72“MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a product, but excluding any pricing or reimbursement approval.

1.73“Mask” means a masking moiety (peptide) that binds to an Antibody via a selectively cleavable linker with a protease site so as to inhibit or suppress such an Antibody from binding to the intended Target except in desired microenvironments. “Masking” and “Masked” have correlative meanings.

1.74“Modified Licensed Compound” has the meaning set forth in Section 7.2.

1.75“Modified Licensed Compound Fee” has the meaning set forth in Section 7.2.

1.76“Modified Research Licensed Compound” has the meaning set forth in Section 7.2.

1.77“Net Sales” means, with respect to any Licensed Product, for any period, the gross amounts invoiced by Sanofi or its Affiliates or Sublicensees to Third Parties, commencing with the First Commercial Sale of such Licensed Product less the following amounts which are actually incurred, allowed, accrued or specifically allocated:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***];

(g)[***];

(h)[***];

(i)[***]; and

(j)[***].

Net Sales shall not include:

(A) the sale, transfer or other disposition of a Licensed Product (x) prior to Regulatory Approval for use in Clinical Trials, (y) free of charge for use in special access programs or for compassionate use, or (z) free of charge of reasonable quantities of promotional samples, or

(B)the transfer of Licensed Products to an Affiliate or Sublicensee, provided that, (x) unless subject to an exception in proviso (A) immediately above, the First Commercial Sale occurs if the Affiliate or Sublicensee is the end user, i.e. the Affiliate or Sublicensee does not resale the Licensed Product to a Third Party.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

[***].

Net Sales (including any deductions made in accordance with this Section 1.77) will be calculated in a manner consistent with the International Financial Reporting Standards (IFRS) and this definition of Net Sales.

1.78“Option” has the meaning set forth in Section 5.1.

1.79“Option Exercise Notice” has the meaning set forth in Section 5.1.

1.80“Option Period” means the Initial Option Period and the Extended Option Period (if any).

1.81“Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.82“Phase 1 Clinical Trial” means a clinical trial conducted in a small number of patients designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a pharmaceutical product.  A Phase 1 Clinical Trial can be further divided into two separate trials:

(a)“Phase 1a Clinical Trial” means a single dose or multiple dose ascending clinical trial intended to evaluate safety and tolerability and determination of dose(s) for further clinical evaluation; and

(b)“Phase 1b Clinical Trial” means a clinical trial of a product, the principal purpose of which is a further determination of safety and pharmacokinetics of such product after an initial Phase 1a Clinical Trial, including as a single agent expansion cohort or a combination expansion cohort, prior to commencement of Phase 2 Clinical Trials (or phase 2 of a Phase 1/2 clinical trial) or Phase 3 Clinical Trials.

1.83“Phase 2 Clinical Trial” means a clinical trial of a pharmaceutical product in human patients in any country to determine initial efficacy and safety and dose range finding.  A Phase 2 Clinical Trial is typically conducted before embarking on a Phase 3 Clinical Trial, but may be registrational.

1.84“Phase 3 Clinical Trial” means a pivotal clinical trial of a pharmaceutical product in human patients in any country with a defined dose or a set of defined doses of such product designed to ascertain efficacy and safety of such product for the purpose of submitting MAAs for such product to the competent Regulatory Authorities.

1.85“Platform Inventions” has the meaning set forth in Section 12.1(c).

1.86“Product Infringement” has the meaning set forth in Section 12.3(a).

1.87“Regulatory Approval” means any and all approvals (including MAA Approval and, where required or commercially beneficial, pricing and reimbursement approval), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a product in any country or jurisdiction.

1.88“Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of pharmaceutical products in a given jurisdiction, including any Governmental Authority whose review or approval of pricing or reimbursement of such product is required.

1.89“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than patents, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the EU.

1.90“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, manufacture, or Commercialization of any pharmaceutical product made to or received from any Regulatory Authority in a given country, including any INDs, BLAs and MAAs.

1.91“Replacement Exercise Notice” has the meaning set forth in Section 6.1.

1.92“Replacement Period” means [***].

1.93“Replacement Right” has the meaning set forth in Section 6.1.

1.94“Royalty Report” has the meaning set forth in Section 11.1.

1.95“Royalty Term” has the meaning set forth in Section 10.5(b).

1.96“Rules” has the meaning set forth in Section 17.3(a).

1.97“Sanofi Acquired Entity” has the meaning set forth in Section 2.8(b).

1.98“Sanofi Indemnitee” has the meaning set forth in Section 14.2.

1.99“Sanofi Know-How” means all Know-How that Sanofi or its Affiliates Control as of the Effective Date or during the Term, including the Compound Inventions and Sanofi’s interest in Joint Inventions, that is necessary or reasonably useful for the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Licensed Compound or Licensed Product.

1.100“Sanofi Patents” means all Patents in the Territory that Sanofi or its Affiliates Control as of the Effective Date or during the Term, including Compound Patents and Sanofi’s interest in Joint Patents, that (a) describe or claim any Sanofi Know-How or (b) would be infringed, absent a license or other right to practice granted under such Patents, by the research, Development, manufacture, use, importation, offer for sale, sale, or other Commercialization of any Licensed Compound or Licensed Product (considering patent applications to be issued with the then-pending claims).

1.101“Sanofi Technology” means the Sanofi Know-How and the Sanofi Patents.

1.102“Sanofi Unmasked Antibody” or “SUA” means (a) each of SUA 1 or SUA 2 (unless replaced in accordance with Article 6), and (b) any Sanofi proprietary Antibody solely targeting Target 1 or Target 2 deemed a replacement SUA in accordance with Article 6.

1.103“Sanofi Unmasked Antibody 1” or “SUA 1” means Sanofi’s proprietary bispecific Antibody solely targeting Target 1, known as “[***]”.

1.104“Sanofi Unmasked Antibody 2” or “SUA 2” means Sanofi’s proprietary monoclonal Antibody solely targeting Target 2, known as “[***]”.

1.105“SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent in the Territory, as applicable.

1.106“Sole Inventions” has the meaning set forth in Section 12.1(d).

1.107“Sublicensee” means a Third Party to whom Sanofi grants a sublicense to Develop, Manufacture,  or Commercialize any Licensed Product in the Field in the Territory in accordance with Section 2.3, beyond the mere right to purchase Licensed Products from Sanofi and its Affiliates, and excluding, for the avoidance of doubt, (a) wholesalers, full-service distributors that do not promote the same of the Licensed Product, and other similar physical distributors, and (b) contractors to which Sanofi subcontracts its rights or obligations under this Agreement, including contract research organizations and contract manufacturing organizations.

1.108“Target” means any gene, receptor, ligand or other molecule (a) potentially associated with a disease activity, and that potentially has a biological activity that is modified by direct interaction with an Antibody, or (b) to which an Antibody binds.

1.109“Target 1” means the specific combination of Targets targeting the [***] pathway. For the avoidance of doubt, each of[***] and [***] alone, and [***] and [***] bispecific or alone do not fall under the definition of Target 1.

1.110“Target 2” means a Target solely targeting the [***] pathway.

1.111“Target Nomination Notice” has the meaning set forth in Section 5.2(a).

1.112“Target Research Budget” has the meaning set forth in Section 4.2(a).

1.113“Target Research Plan” has the meaning set forth in Section 4.2(a).

1.114“Term” has the meaning set forth in Section 16.1.

1.115“Territory” means all the countries of the world.

1.116“Third Party” means any entity other than Sanofi or Adagene or an Affiliate of Sanofi or Adagene.

1.117“Third Party Infringement Claim” has the meaning set forth in Section 12.4.

1.118“Unavailable” means, with respect to a Target, that such Target is the subject of (a) [***] (which could include a [***] acknowledging open issues to be concluded in the definitive agreement) or an executed definitive agreement, between Adagene and a Third Party pursuant to which such Third Party has or will have exclusive development and commercialization rights for products directed to such Target, or (b) an internal program at Adagene or any of its Affiliates for which Adagene has already had [***] and engineering campaigns and such program has had ongoing testing activity within the last [***] and is moving towards a SAFEbody development candidate; in each case as shown by reasonable contemporaneous written evidence.  Notwithstanding the foregoing, Adagene may, in its sole discretion, designate a Target that meets the criteria of (b) as “Available” provided that Adagene terminates its internal program, or consideration of a program, for such Target.

1.119“U.S.” means the United States of America (including its territories and possessions and its military bases and commissaries wherever located in the Territory) and Puerto Rico.

1.120“Valid Claim” means (a) a claim of an issued and unexpired patent within (i) the Adagene Patents or (ii) a Compound Patent or Joint Patent developed solely by Adagene or jointly by the Parties, in each case of (i) and (ii) that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned, or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than [***] from the date of filing of the earliest effective priority patent application to which such pending patent application is entitled to claim benefit.

1.121“Variable Region” means that portion of an Antibody comprising the complementarity determining regions based upon the Kabat numbering system.

1.122“VAT” has the meaning set forth in Section 11.4(c).

2.	GRANT OF LICENSES

2.1Sanofi Exclusive License.  Subject to the terms and conditions of this Agreement, Adagene hereby grants to Sanofi, during the Term, an exclusive (even as to Adagene), royalty-bearing license, with the right to grant sublicenses as provided in Section 2.3, under the Adagene Technology to research, Develop, use, make, have made, sell, offer for sale, import, and otherwise Commercialize Licensed Compounds and Licensed Products in the Field in the Territory.

2.2Sanofi Research License. Subject to the terms and conditions of this Agreement, Adagene hereby grants to Sanofi, during the term, a non-exclusive, royalty free license without the right to grant sublicenses under the Adagene Technology, to research, Develop, use, make and have made Modified Research Licensed Compounds for internal research purposes in accordance with Section 7.2.

2.3Sublicenses.  Sanofi shall have the right to grant sublicenses, through multiple tiers of Sublicensees, under the license granted in Section 2.1 to its Affiliates and other Third Parties, or to subcontract to Third Parties the performance of Sanofi’s tasks and obligations under this Agreement as Sanofi deems appropriate, provided that the grant of a sublicense to or the subcontracting of an Adagene Competitor shall be subject to Adagene’s prior written consent. The grant of any such sublicense or any subcontracting shall not relieve Sanofi of its obligations under this Agreement, except to the extent they are satisfactorily performed by the Sublicensee or subcontractor, as applicable. Any such sublicenses or subcontracting shall be subject to, and consistent with, the terms and conditions of this Agreement and Sanofi remains responsible for the actions or omissions of its Sublicensees and subcontractors.  Sanofi shall provide Adagene with a copy of each sublicense agreement (which may be reasonably redacted) within [***] after its execution.

2.4Adagene Reserved Rights.  Adagene hereby expressly reserves (a) the right under the Adagene Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more permitted subcontractors, including the right to perform the applicable Compound Research Activities in accordance with each Target Research Plan; and (b) subject to Section 2.7, the right to practice, and to grant licenses under, the Adagene Technology outside of the scope of the rights granted in Section 2.1.

2.5Adagene Research License.  Subject to the terms and conditions of this Agreement, Sanofi hereby grants to Adagene, for the duration of the Collaboration Program, a nonexclusive, royalty-free license, with the right to grant sublicenses to any permitted subcontractors (subject to the prior written consent of Sanofi, such consent not to be unreasonably withheld or delayed) for the performance of Compound Research Activities, under the Sanofi Technology solely to the extent necessary for Adagene to perform the Compound Research Activities allocated to it under each Target Research Plan.

2.6No Implied Licenses.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.

2.7Adagene Exclusivity.

(a)Exclusivity regarding Target 1.  For a period of five (5) years from the Effective Date, Adagene shall not, and shall cause its Affiliates to not, pursue or engage in, on its own or in collaboration with one or more Third Parties, in any country or other jurisdiction in the Territory, directly or indirectly, non-clinical (including pre-clinical research) or clinical development of, commercialization of or manufacture for clinical or commercial use, of any Masked Antibodies targeting Target 1. For the avoidance of doubt, this Section 2.7(a) shall cease to apply if Sanofi replaces Target 1 in accordance with Article 6.

(b)Exclusivity regarding other Collaboration Targets or Modified Licensed Compounds.

(i)For a Collaboration Target, Adagene shall not, and shall cause its Affiliates to not, pursue or engage in, on its own or in collaboration with one or more Third Parties, in any country or other jurisdiction in the Territory, directly or indirectly, non-clinical (including pre-clinical research) or clinical Development of, Commercialization of or manufacture for clinical or commercial use, of any Masked Antibodies targeting Target 2, any other Collaboration Target (other than Target 1) or any Modified Licensed Compound. For the avoidance of doubt, with respect to Target 2, Adagene and its Affiliates will not be prevented from working on bispecific or multispecific Masked Antibodies targeting Target 2, unless the Parties, in accordance with the terms of this Agreement, collaborate on a bispecific or multispecific Licensed Compound targeting Target 2 under this Agreement.

(ii)During the Term, Adagene shall not, and shall cause its Affiliates to not, pursue or engage in, on its own or in collaboration with one or more Third Parties, in any country or other jurisdiction in the Territory, directly or indirectly, non-clinical (including pre-clinical research) or clinical development of, commercialization of or manufacture for clinical or commercial use, of

(1)any Antibodies containing a Masked Arm targeting Target 2 or any other Collaboration Target, in each case that have [***] or more sequence identity to both any Masked Antibody and any Variable Region of any Masked Antibody developed under this Agreement.  For the avoidance of doubt, with respect to Target 2, Adagene and its Affiliates will not be prevented from working on bispecific or multispecific Masked Antibodies targeting Target 2 that have less than [***] to both any Masked Antibody and any Variable Region of any Masked Antibody developed under this Agreement;

(2)any Antibodies containing a Masked Arm targeting Target 1 (to the extent that such Antibodies are not already being Developed by Adagene as of the Effective Date), in each case that have [***] or more sequence identity to both any Masked Antibody and any Variable Region of any Masked Antibody developed under this Agreement.

(c)Limitations.

(i)This Section 2.7 shall cease to apply for Target 1 after five (5) years from the Effective Date.  This Section 2.7 shall cease to apply for a Collaboration Target if Sanofi replaces such Collaboration Target in accordance with Article 6 or if Sanofi terminates the Agreement for such Collaboration Target in accordance with Section 16.3.

(ii)Section 2.7 and the covenants set forth therein shall not apply to the activities of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of Adagene after the Effective Date (such Third Party and its Affiliates, the “Adagene Acquiror”) as a result of a change of control in Adagene, provided that (A) such activities are performed without using the Adagene SAFEbody™ technology or any Competing Masking Technology developed (solely or in collaboration with others) by Adagene; and (B) Adagene establishes reasonable firewall protections designed to ensure the activities of its personnel under this Agreement are segregated from all activities of the Adagene Acquiror that would otherwise constitute a breach of Section 2.7. For the purposes of this Section 2.7(ii), “change of control in Adagene” shall mean a transaction in which Adagene (or any direct or indirect shareholder(s), unitholder(s) or partner(s) together holding (directly or indirectly) over fifty percent (50%) of the voting rights attached to the shares, units or partnership interests in Adagene): (x) sells, conveys or otherwise disposes of all or substantially all of Adagene’s (or their indirect interest(s) in Adagene’s) property, assets or business; or (y) merges or consolidates with any other entity; or (z) effects any other transaction or series of transactions; in each case of clause (y) or (z), such that the ultimate direct or indirect shareholder(s), unitholder(s) or partner(s) of Adagene immediately prior thereto, in aggregate, no longer own, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the voting rights attached to the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

2.8Sanofi Exclusivity.

(a)Exclusivity regarding Collaboration Targets. For a Collaboration Target, Sanofi shall not, and shall cause its Affiliates and oblige its Sublicensees to not, pursue or engage in, on its own or in collaboration with one or more Third Parties, in any country or other jurisdiction in the Territory, directly or indirectly, non-clinical (including pre-clinical research) or clinical development of, a product by utilizing a protease-based Masking technology that uses a peptide or small protein based domain (and in any case, approximately [***]) as the blocking moiety (“Competing Masking Technology”), and Sanofi shall not, and shall cause its Affiliates and Sublicensees to not, pursue or engage in any commercialization of or manufacture for clinical or commercial use, of any product that has been developed by using a Competing Masking Technology.  This Section 2.8(a) shall cease to apply for Target 1 after five (5) years from the Effective Date.  This Section 2.8(a) shall cease to apply for a Collaboration Target if Sanofi replaces it in accordance with Article 6.  For the avoidance of doubt, all exclusivity obligations under Section 2.7 and this Section 2.8 shall cease to apply if this Agreement expires or is terminated.  Notwithstanding anything to the contrary contained herein, in no event shall Sanofi have any liability whatsoever to Adagene for any direct, indirect, special, consequential, incidental or punitive damages, including loss of anticipated profits or revenue in connection with or arising from any violation of this Section 2.8(a) by a Sublicensee.  Upon the request of Adagene, Sanofi shall assign to Adagene its contractual rights of enforcement against its Sublicensee in connection with or arising from any violation of this Section 2.8(a) by such Sublicensee.

(b)Limitations. This Section 2.8 and the covenants set forth herein shall not apply to a Competing Masking Technology of any Third Party (or such Third Party’s Affiliates) that becomes an Affiliate of Sanofi after the Effective Date as a result of a merger, acquisition or combination with or of such Third Party (such Third Party and its Affiliates after the close of such transaction, the “Sanofi Acquired Entity”), provided that Sanofi shall oblige such Sanofi Acquired Entity to establish reasonable firewall protections and safeguards designed to ensure that none of its personnel working on the Competing Masking Technology have access to Adagene’s Confidential Information.

3.	GOVERNANCE

3.1Joint Research Committee.  Within [***] after the Effective Date, the Parties shall establish a Joint Research Committee (the “Joint Research Committee” or the “JRC”), composed of an equal number of [***] senior members of each Party, to oversee and guide the strategic direction of the collaboration of the Parties during the Collaboration Program.  The JRC shall act as a joint consultative body during the Collaboration Program.  The JRC in particular shall:

(a)oversee and monitor all Compound Research Activities under each Target Research Plan;

(b)discuss, review, comment on, and approve new Target Research Plans under Section 5.2 and Section 6.2, including discussing and approving the Target Research Budgets within such Target Research Plans;

(c)discuss and review the use of any SUA with respect to a Collaboration Target;

(d)review and discuss the status of each Target Research Plan and the Data generated during the performance thereof;

(e)discuss, review, comment on, and approve any proposed amendments to a Target Research Plan, including any additional non-clinical and preclinical research, and protocols for additional non-clinical and preclinical studies;

(f)identify the need for and create subcommittees of the JRC, which shall be subject to and report to the JRC, and assign responsibilities and authorities to such subcommittees, as the JRC determines necessary; and

(g)perform such other functions as appropriate to further the purposes of the Research Program, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.2JRC Membership and Meetings.

(a)JRC Members.  Each JRC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JRC’s responsibilities.  Each Party may replace its representatives on the JRC upon written notice to the other Party.  Each Party shall appoint a co-chairperson of the JRC.  The Alliance Managers shall oversee preparation and circulation of agendas to JRC members at least [***] before each JRC meeting and shall direct the preparation of reasonably detailed minutes for each JRC meeting, which shall be approved by the co-chairpersons and circulated to JRC members within [***] after such meeting. The minutes will be considered final after [***] of no response of approval or correction by the Party who received the last draft, in all instances, no later than the next meeting.

(b)Meetings.  The JRC shall hold meetings at such times as it elects to do so, but in no event less frequently than once per Calendar Quarter.  Meetings may be by telephone or video conference or in person.  The first JRC meeting shall be held promptly after formation, but in any event no later than within [***] after the Effective Date.  In-person meetings shall be held at locations alternately selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in any JRC meeting.  No action taken at any meeting of the JRC during the Collaboration Program shall be effective unless at least one (1) representative of each Party is participating.  In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JRC be convened for the purpose of resolving disputes or for the purpose of reviewing or making decisions pertaining to material subject-matter, the review or resolution of which cannot be reasonably postponed until the following scheduled JRC meeting.  Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than [***] following the notification date of request that such meeting be held.

(c)Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JRC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3Decision-Making.

(a)All JRC decisions shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within [***], then either Party at any time may refer such issue to the Executive Officers for resolution.

(b)If the Executive Officers cannot resolve such matter within [***]after such matter has been referred to them, then (i) Adagene shall have final decision making authority, which shall be exercised in its sole reasonable discretion, with respect to the application of the Adagene Platform Technology in the conduct of the Compound Research Activities in accordance with the applicable Target Research Plan, and (ii) Sanofi shall have final decision making authority, which shall be exercised in its sole reasonable discretion, with respect to all other Development, regulatory, and manufacturing matters.  Notwithstanding the foregoing subsection (ii), Sanofi may not exercise its final decision-making authority to make any material change to [***], and any such material change to [***], shall require the mutual written agreement of the Parties.

3.4Limitations on Authority.  The JRC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JRC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JRC decision may be in contravention of any terms or conditions of this Agreement.

3.5Discontinuation of the JRC.  The activities to be performed by the JRC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JRC shall continue to exist until the first to occur of:  (a) the Parties mutually agree to disband the JRC or (b) the completion of all Compound Research Activities under all Target Research Plans.  Upon the first to occur of the foregoing (a) or (b), the JRC shall automatically dissolve and, thereafter, such exchange of information shall be made through the Alliance Managers, and decisions of the JRC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.6Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties throughout the Collaboration Program and Term.   Each Alliance Manager shall be permitted to attend JRC meetings as appropriate as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication between the Parties with respect to all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Party shall bear its own costs of its Alliance Manager.

4.	COMPOUND RESEARCH ACTIVITIES

4.1Overview.  Subject to the terms and conditions of this Agreement, during the Collaboration Program the Parties will collaborate with respect to the performance of each Target Research Plan.  Following the completion of a Target Research Plan, subject to Sanofi’s diligence obligations under Section 4.7, Sanofi shall have the sole and exclusive right and responsibility, at its own expense, for the Development of the Licensed Compounds and Licensed Products.

4.2Target Research Plan.

(a)General.  All Compound Research Activities for a Collaboration Target shall be conducted pursuant to a written plan (each, a “Target Research Plan”). Each Target Research Plan will detail, amongst other things, research objectives, responsibilities, go/no-go criteria, expected resources, estimated timelines, and a reasonably detailed budget of the costs for the Compound Research Activities (the “Target Research Budget”) on an activity-by-activity or study-by-study basis, as appropriate.  The Target Research Plans for Target 1 and Target 2 are attached to this Agreement in Exhibit C.  For the avoidance of doubt, with respect to Target 1, only the [***] of the Sanofi Unmasked Antibody 1 will be Masked (but not the [***]). If further masks are needed, the Parties will discuss and agree upon a payment for the additional masks.

(b)Revisions.  The JRC shall review each Target Research Plan and Target Research Budget on a Calendar Quarter basis for potential amendment in accordance with this Section 4.2(b).  In addition, from time to time, either Party may propose updates and amendments, as appropriate, to a Target Research Plan to add, remove, or modify the Compound Research Activities under such Target Research Plan (including any consequential changes to the Target Research Budget) (“Plan Revisions”).  The Party wishing to make such a revision shall provide the other Party, via the JRC, with a copy of the proposed Plan Revisions and allow the other Party a reasonable opportunity (not to exceed [***] ([***]) to review and comment thereon.  Any Plan Revision must be approved by the JRC in accordance with Article 3.

4.3Performance of Compound Research Activities.  With respect to each Collaboration Target, Adagene shall use Commercially Reasonable Efforts to perform the Compound Research Activities set forth in the applicable Target Research Plan.

4.4SUAs and Sanofi Know-How.  With respect to each Collaboration Target, Sanofi will provide to Adagene the SUA directed to the applicable Collaboration Target for use in the generation of Licensed Compounds in accordance with the applicable Target Research Plan. As and when required under a Target Research Plan, Sanofi shall disclose and make available to Adagene all Sanofi Know-How required by Adagene to perform the Compound Research Activities set forth in the applicable Target Research Plan.

4.5Data Package and Licensed Compounds. With respect to each Collaboration Target, following completion of the Compound Research Activities in accordance with the applicable Target Research Plan, Adagene shall (a) prepare and deliver to the JRC a data package that includes the Data generated by Adagene in the performance of the respective Target Research Plan, and (b) deliver to Sanofi the sequence of the Licensed Compound that it has Developed with respect to the respective Collaboration Target; in each case of (a) and (b) in accordance with, and as further specified in, the applicable Target Research Plan.  Adagene will use Commercially Reasonable Efforts, and will cause its Affiliates to use Commercially Reasonable Efforts, to cooperate with Sanofi and its designees to transition to Sanofi the Development, manufacture and Commercialization of each Licensed Compound, as and to the extent reasonably requested by Sanofi, as reasonably necessary to enable Sanofi to Develop, manufacture and Commercialize the applicable Licensed Products.  For the avoidance of doubt, all costs and expenses (including internal costs) incurred by Adagene for the transition will be part of the Development Costs.

4.6Development Costs.  Adagene shall be responsible for the Development Costs incurred by Adagene in the performance of the Compound Research Activities in accordance with the respective Target Research Budget.  Sanofi shall reimburse Adagene for any Development Costs requested by Sanofi and approved by the JRC and incurred by Adagene for [***].

4.7Diligence.

(a)General.

(i)During the Collaboration Program, Adagene shall use Commercially Reasonable Efforts to perform the Compound Research Activities under and in accordance with each Target Research Plan and within the Target Research Budget; provided that both Parties acknowledge the unpredictable nature of biologic compounds and research and development.

(ii)Following the delivery to Sanofi of (A) a complete Data package in accordance with Section 4.5 and (B) the material specified in Section 4.5, in each case ((A) and (B)) with respect to each Collaboration Target, Sanofi shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for [***] corresponding to each Collaboration Target in the Field in the Territory.

(b)Development Updates.

(i)Adagene’s Obligations.  At each regularly scheduled JRC meeting during the Collaboration Program, Adagene shall provide the JRC with regular reports detailing its activities under each Target Research Plan, in each case to the extent then-ongoing, and the results of such activities.  The Parties shall discuss the status, progress, and results of such activities at such JRC meetings.

(ii)Sanofi’s Obligations.  Following the discontinuation of the JRC pursuant to Section 3.5, Sanofi shall provide to Adagene written reports on [***] basis regarding its significant Development (including receipts of Regulatory Approval) activities with respect to Licensed Products for each Collaboration Target in the Territory.  Each such written report shall summarize in reasonable detail Sanofi’s, its Affiliates’, and Sublicensees’ significant Development activities, and the progress made with respect to the Development and Regulatory Approval of Licensed Products in the Territory, and shall contain relevant information at a level of detail reasonably required by Adagene to determine whether Sanofi is in compliance with its diligence obligations set forth herein.

4.8Compliance.  Each Party shall perform the Development activities assigned to it under each Target Research Plan in compliance with all Applicable Laws, including GLP and other good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.

4.9Development Records.  Each Party shall maintain complete, current, and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws.

4.10Use of Subcontractors.  Adagene may perform its Development activities under this Agreement through one or more subcontractors with Sanofi’s prior written consent (provided that all subcontractors included in a Target Research Plan shall be deemed approved by Sanofi), provided that (a) Adagene will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 15; and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to Adagene.  For clarity, Sanofi may subcontract any of its Development activities under this Agreement in its sole discretion, provided that any such subcontracting shall be consistent with the terms and conditions of this Agreement, including the confidentiality obligations and the intellectual property provisions.

4.11Regulatory Responsibilities.  Sanofi shall own all Regulatory Filings and Regulatory Approvals for the Licensed Products in the Field in the Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Licensed Products in the Field in the Territory at its expense.  Upon Sanofi’s request and at its expense, Adagene shall reasonably assist Sanofi in connection with the preparation and filing of such Regulatory Filings, including by providing any and all documentation, and Data reasonably requested by Sanofi in support of such Regulatory Filings, in each case to the extent not previously provided pursuant to Section 4.5.

5.	OPTION RIGHT

5.1Option Grant. During the Option Period, Sanofi has the right to initiate two additional research programs for two (2) additional Targets (other than Target 1 and Target 2, but excluding [***] in a stand-alone manner) nominated by Sanofi in accordance with this Article 5 (each, an “Option”). If Sanofi wishes to exercise an Option, Sanofi will send a written notice to Adagene within the Option Period (“Option Exercise Notice”), and the Parties will initiate a Target availability check in accordance with Section 5.2 below.

5.2Target Availability Check.

(a)Target Nomination and Gatekeeper.  Sanofi shall nominate a Target as a Collaboration Target by providing written notice thereof (a “Target Nomination Notice”) to a Third Party gatekeeper mutually agreed upon by the Parties (“Gatekeeper”).  Within [***] after the Gatekeeper’s selection, Adagene shall provide to the Gatekeeper a list of Targets that are Unavailable to enable him/her to make an accurate determination as to whether such nominated Target is Available or Unavailable.  Upon the request of the Gatekeeper, Adagene shall provide supporting documentation to the Gatekeeper that is reasonably required by the Gatekeeper to verify that a Target is Unavailable. The Gatekeeper shall notify Sanofi of his/her determination within [***] after his/her receipt of Adagene’s Target list and supporting documentation (if requested), and the Gatekeeper’s determination shall be binding upon the Parties.  [***] shall bear the costs of the Gatekeeper.

(b)Available/Unavailable.  If the Gatekeeper notifies Sanofi that a Target nominated by Sanofi in a Target Nomination Notice is Available, Sanofi shall provide written notice confirming such nomination to Adagene thereof (a “Collaboration Target Designation Notice”) within [***] after receipt of the Gatekeeper’s notice of Availability.  As soon as reasonably practicable thereafter, the JRC shall mutually agree upon a Target Research Plan with respect to such Target, which Target Research Plan shall be substantially similar in form and content to the Target Research Plan for Target 1 and Target 2, but taking into consideration any differences in research activities required to achieve the applicable criteria for such Target.  If the Gatekeeper notifies Sanofi that the Target is Unavailable, such Target shall not be designated a Collaboration Target and Sanofi shall have the right to nominate another Target as a Collaboration Target (for the avoidance of doubt, up to a maximum of two (2) additional Targets in total) at any time prior to the expiration of the Option Period.

5.3Option Exercise Fee. Within [***] following receipt of the Collaboration Target Designation Notice by Adagene and receipt of an invoice from Adagene, Sanofi shall pay to Adagene a one-time, non-refundable, non-creditable option payment of (a) [***] dollars ($[***]) per additional Collaboration Target if Adagene has received the Option Exercise Notice from Sanofi within the Initial Option Period, or (b) [***] dollars ($[***]) per additional Collaboration Target if Adagene has received the Option Exercise Notice from Sanofi within the Extended Option Period.  Upon Adagene’s receipt of the option payment, the respective Target shall be automatically designated a Collaboration Target under this Agreement.  For the avoidance of doubt, all provisions applicable under this Agreement to Collaboration Targets, including the financial provisions set forth in Article 10, shall equally apply to Collaboration Targets designated under this Article 5.

5.4Extension of Option Period.  Sanofi may extend the Initial Option Period by further [***] ([***]) months (“Extended Option Period”) by sending written notice to Adagene at any time before the expiration of the Initial Option Period.

6.	REPLACEMENT RIGHT

6.1Replacement. With respect to each Initial Target, if certain success criteria set forth in the applicable Target Research Plan are not met due to a technical failure, Sanofi has the [***]

right to replace each of SUA 1 or Target 1, SUA 2 or Target 2, and each such additional SUA or Collaboration Target added pursuant to Article 5 (Option Right) as applicable, with another SUA or Target (excluding [***] in a stand-alone manner) at any time during the Replacement Period (“Replacement Right”).  If Sanofi wishes to exercise its Replacement Right with respect to any such SUA or Collaboration Target, Sanofi will send a written notice to Adagene within the applicable Replacement Period (“Replacement Exercise Notice”).

6.2Target Replacement.  If Sanofi notifies Adagene in the Replacement Exercise Notice that it wishes to replace an Initial Target or a Collaboration Target added pursuant to Article 5 (Option Rights), the Parties will initiate a Target availability check in accordance with Section 5.2(a) above.  If the Gatekeeper notifies Sanofi that a Target nominated by Sanofi in a Target Nomination Notice is Available, Sanofi shall provide to Adagene a Collaboration Target Designation Notice within [***] after receipt of the Gatekeeper’s notice of Availability.  As soon as reasonably practicable following such designation, the JRC shall mutually agree upon a Target Research Plan with respect to such Target, which Target Research Plan shall be substantially similar in form and content to the Target Research Plan for Target 1 and Target 2, but taking into consideration any differences in research activities required to achieve the applicable criteria for such Target.  Upon Adagene’s receipt of the Collaboration Target Designation Notice, the respective Target shall be automatically designated a Collaboration Target under this Agreement, and the replaced Initial Target or replaced Collaboration Target added pursuant to Article 5 (Option Rights) shall cease to be a Collaboration Target under this Agreement.  For the avoidance of doubt, all provisions applicable under this Agreement to Collaboration Targets, including the financial provisions set forth in Article 10, shall equally apply to Collaboration Targets designated under this Article 6, and shall cease to apply to the replaced Initial Target or to the replaced Collaboration Target added pursuant to Article 5 (Option Rights) upon receipt of the Collaboration Target Designation Notice by Adagene.  If the Gatekeeper notifies Sanofi that the Target is Unavailable, such Target shall not be designated a Collaboration Target and Sanofi shall have the right to nominate another Target to replace Target 1, Target 2, or a Collaboration Target added pursuant to Article 5 (Option Rights) as applicable, at any time prior to the expiration of the Replacement Period.

6.3SUA Replacement.  If Sanofi notifies Adagene in the Replacement Exercise Notice that it wishes to replace an SUA to be used in relation to any of Target 1, Target 2 or a Collaboration Target added pursuant to Article 5 (Option Right) as applicable, the JRC shall mutually agree upon an amendment to the applicable Target Research Plan as soon as reasonably practicable following receipt of the Replacement Exercise Notice by Adagene.

6.4Reimbursement of Development Costs.  Sanofi will reimburse Adagene for all Development Costs incurred by Adagene for activities [***].

7.	SANOFI MASK AND MODIFIED LICENSED COMPOUNDS

7.1Sanofi Mask.  In case the Parties are facing difficulties in performing the Compound Research Activities with an Adagene Mask, upon the request of Sanofi, the Parties will discuss in good faith the option to use a Sanofi proprietary Mask.

7.2Modified Research Licensed Compounds.  Sanofi shall have the right to incorporate the Masked Arm of a Masked SUA generated by Adagene under this Agreement as a monospecific or as one arm of a bispecific or multispecific Antibody (each such construct a “Modified Research Licensed Compound”) for internal research purposes; provided that Sanofi’s right to conduct such research is subject to the Gatekeeper confirming that such Modified Research License Compound is Available.  Sanofi shall have the option to provide notice to Adagene under Section 7.3 below if it wishes to convert the Sanofi Research License with respect to any Modified Research Licensed Compound to a Sanofi Exclusive License, in which case, the Modified Research Licensed Compound shall become a Modified Licensed Compound in accordance with Section 7.3.  In case Adagene initiates an internal program or grants any rights to a Third Party with respect to a bispecific or multispecific Antibody targeting a Collaboration Target (to the extent permitted under Section 2.7), Adagene shall inform the Gatekeeper thereof without undue delay.  In case such license grant or internal program relates to a Modified Licensed Compound for which the Gatekeeper has previously confirmed to Sanofi that such Modified Licensed Compound is Available, the Gatekeeper will promptly notify Sanofi about such license grant or internal program initiation, and Sanofi shall promptly terminate any and all research activities with respect to such Modified License Research Compound.

7.3Modified Licensed Compounds.  Sanofi shall have the right to incorporate the Masked Arm of a Masked SUA generated by Adagene under this Agreement as one Arm of a bispecific or multispecific Antibody (each such construct, a “Modified Licensed Compound”), provided that: (a) Sanofi may exercise this right for a maximum of [***] Modified Licensed Compounds in total; (b)  Sanofi’s right to Develop a Modified Licensed Compound is subject to (i) Adagene confirming that it is Available, and (ii) payment of a fee of [***] U.S. dollars ($[***]) per Modified Licensed Compound (“Modified Licensed Compound Fee”); and (c) Adagene shall not be obliged to perform any Compound Research Activities with respect to Modified Licensed Compounds. Prior to Developing a Modified Licensed Compound, Sanofi shall inform Adagene of its intention to Develop a Modified Licensed Compound with a notice period of at least [***] ([***]), and Adagene shall notify Sanofi whether it has any competing programs pursuant to paragraph (b)(i) of this Section 7.2 within such [***] ([***]) deadline.  In the event that Sanofi is notified of active negotiations with a Third Party pursuant to Section 7.3(b)(ii), above, and such active negotiations between Adagene and such Third Party are discontinued, Adagene will inform Sanofi that such negotiations have been discontinued and the necessary rights for the Development, manufacture and Commercialization of a Modified Licensed Compound are Available.

8.	MANUFACTURE AND SUPPLY

8.1Adagene Manufacture and Supply.  Adagene, itself or through one or more Third Party contract manufacturers (such Third party contract manufacturer subject to the prior written consent of Sanofi, such consent not to be unreasonably withheld or delayed), shall be responsible, at its own expense, to manufacture and supply all materials required for performing the preclinical studies under a Target Research Plan to the extent expressly agreed upon in the applicable Target Research Plan.

8.2Sanofi Manufacture and Supply.  Subject to Section 8.1, Sanofi, either directly or through one or more Third Party contract manufacturers, shall be solely responsible, at its own cost, to manufacture all requirements of Licensed Compounds and Licensed Products for all Sanofi preclinical and clinical Development activities and all Commercialization activities in the Field in the Territory.

9.	COMMERCIALIZATION

9.1General.  Subject to the terms and conditions of this Article 9, Sanofi shall have the sole and exclusive right and responsibility, at its expense, for all aspects of the Commercialization of Licensed Products in the Field in the Territory.

9.2Diligence.

(a)General.  During the Term, with respect to each Collaboration Target, Sanofi, either itself or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize all Licensed Products for which Regulatory Approval has been obtained at least in the Key Countries of the Territory.

(b)Commercial Updates.  Sanofi shall provide to Adagene written reports on [***] regarding its significant Commercialization activities with respect to Licensed Products in the Territory.  Each such written report shall summarize in reasonable detail Sanofi’s, its Affiliates’, and Sublicensees’ significant Commercialization activities that have been conducted since the last reporting date and that are planned [***] with respect to the Commercialization of each Licensed Product in the Territory.

10.	FINANCIAL PROVISIONS

10.1Upfront Payment.  Upon execution of this Agreement, Adagene shall provide wire instructions to Sanofi at [***]@Sanofi.com and [***]@sanofi.com.  In partial consideration of the rights granted to Sanofi under this Agreement, within [***] ([***]) after receipt of such wire instructions, Sanofi shall pay to Adagene a one-time, non-refundable, non-creditable upfront payment of [***] dollars ($[***]).

10.2Reimbursement of Development Costs.

(a)Development Costs.  Adagene shall be responsible for the Development Costs incurred in performing the Compound Research Activities to the extent specified in the initial Target Research Budget for each Collaboration Target (including FTE Costs and amounts that Adagene pays to Third Parties subcontracted to perform certain of Adagene’s obligations under a Target Research Plan).  Sanofi shall reimburse Adagene for (i) any Development Costs incurred by Adagene for performing Compound Research Activities that [***], to the extent such costs are incurred in accordance with the respective revised Target Research Budget (as revised pursuant to Section 4.2(b)), and (ii) all Development Costs for performing Compound Research

Activities with respect to replacement Collaboration Targets or replacement SUAs in accordance with Article 6.

(b)Estimates and Invoices.  Within [***] after the end of each Calendar Quarter in which Adagene incurs any Development Costs under a Target Research Plan in excess of the initial Target Research Budget, Adagene shall submit to Sanofi (i) an invoice setting forth the total Development Costs incurred by Adagene in accordance with the applicable Target Research Budget in such Calendar Quarter that exceed the initial Target Research Budget, (ii) quarterly timesheets indicating the percentage of time and the hour equivalent of such percentage Adagene personnel allocated to such Compound Research Activities during such Calendar Quarter, as reasonably necessary to confirm the manner and circumstances in which such costs were incurred, and (iii) documentation confirming any out-of-pocket expenses paid by Adagene for such Compound Research Activities during such month.  Sanofi shall pay the amounts invoiced within [***] after receipt of the invoice.  Adagene shall notify the JRC as soon as reasonably practicable in the event that it becomes aware that Development Costs are expected to deviate from the Target Research Budget, whereupon the JRC shall discuss an appropriate revision to the Target Research Budget.  Unless such budget increase is approved by the JRC, Sanofi shall have no responsibility for, nor any liability in respect of, any Development Costs in excess of the Target Research Budget (as revised from time to time), except to the extent such budget increase is subject to Compound Research Activities that have been requested by Sanofi.

10.3Development Milestone Payments.

(a)Development Milestones.  Subject to the remainder of this Section 10.3(a), on a Collaboration Target-by-Collaboration Target basis, Sanofi shall pay to Adagene the one-time payment set forth in the table below upon the first achievement of the respective applicable milestone event by a Licensed Product corresponding to such Collaboration Target, up to a maximum of $[***] per Licensed Product (whether by or on behalf of Sanofi or its Affiliates or Sublicensees):

Milestone Event		Milestone Payment
1.	[***]	$[***]
2.	[***]	$[***]
3.	[***]	$[***]
4.	[***]
	[***]	$[***]
	[***]	$[***]
	[***]	$[***]

5.	[***]
	[***]	$[***]
	[***]	$[***]
	[***]	$[***]
6.	[***]
	[***]	$[***]
	[***]	$[***]
	[***]	$[***]
7.	[***]
	[***]	$[***]
	[***]	$[***]
	[***]	$[***]

For clarity, the foregoing milestone payments shall be payable one-time only with respect to each Collaboration Target, regardless of the number of Licensed Products corresponding to such Collaboration Target to achieve such milestone event.  With respect to the milestone events and milestone payments listed under number 2 through number 4 above, if any such milestone event has not occurred until the achievement of the subsequent milestone event for a Licensed Product directed to the same Collaboration Target, the milestone payment for such milestone event shall become due upon the achievement of the subsequent milestone event by a Licensed Product directed to the same Collaboration Target.

(b)Delivery of Sequences and FTO Analysis.  Adagene will transfer the SAFEbody sequences upon selection of the [***] most relevant lead candidates in each research plan for upscaling for non-GLP Tox studies (or at such point in the research plan with the number of relevant leads as may otherwise be mutually agreed by the Parties). Upon delivery of a sequence by Adagene to Sanofi, Sanofi will perform a freedom to operate analysis for such sequence within [***]of the delivery date.  If Sanofi notifies Adagene that there is no freedom to operate issue, or if Sanofi does not notify Adagene of any freedom to operate issue within [***] upon delivery of the sequence to Sanofi, [***] with respect to FTO shall have been met, and Adagene will resume the performance of Compound Research Activities under the applicable Target Research Plan.      If Sanofi identifies a freedom to operate issue it shall promptly notify Adagene thereof, and the Parties shall discuss this issue in the Joint Research Committee without undue delay.  If, upon discussion of the Joint Research Committee, Sanofi decides in its sole discretion to move on with the sequence despite the freedom to operate issue, Sanofi will promptly notify Adagene thereof, and [***]  with respect to FTO shall be deemed to have been met, and Adagene will resume the performance of Compound Research Activities under the applicable Target Research Plan.  Otherwise, the Parties will agree on an amendment of the respective Target Research Plan for the Development of another SAFEbody sequence for the Licensed Compound against the respective Collaboration Target, and the delivery milestone payment shall become due upon a determination by the JRC that all [***] .

Once all Compound Research Activities under the applicable Target Research Plan have been completed, the JRC shall determine [***], such determination to be made no later than [***] upon completion of the respective Compound Research Activities by Adagene. Upon the determination of the JRC that [***], Sanofi shall make the milestone payment for the first development milestone event 1 (i.e. $[***]) in accordance with Section 10.3(c).

If the JRC determines that the respective [***] , the Parties will agree in good faith on [***].  For the avoidance of doubt, if the JRC determines not to conduct further Development activities with respect to the respective Collaboration Target under the applicable Target Research Plan, Sanofi will not conduct further Development activities with respect to the respective Collaboration Target outside of the applicable Target Research Plan.

(c)Notice, Invoice and Payment.  Subject to Section 10.3(b), Sanofi shall notify Adagene in writing within [***] after the achievement of any milestone set forth in this Section 10.3 by Sanofi, its Affiliates or Sublicensees.  Following the JRC’s notification that [***], or (ii) Adagene’s receipt of notice from Sanofi that any such milestone event has been achieved (as applicable), Adagene will invoice Sanofi for and Sanofi shall pay to Adagene the applicable development milestone payments within [***] after receipt of such invoice.

10.4Sales-Based Milestones Payments.

(a)Sales Milestones.  Subject to the remainder of this Section 10.4(a), on a Collaboration Target-by-Collaboration Target basis, Sanofi shall pay to Adagene the payments set forth in the table below within [***] after receipt of an invoice provided pursuant to Section 10.4(b) at end of the Calendar Year in which the corresponding milestone event is first achieved by all Licensed Products corresponding to a Collaboration Target (whether by or on behalf of Sanofi, its Affiliates or Sublicensees).

Annual Net Sales of all Licensed Products in the Territory directed to a particular Collaboration Target in a given Calendar Year	Sales Milestone Payments
#1 Annual Net Sales during such Calendar Year are equal to or exceed $[***]	$[***]
#2 Annual Net Sales during such Calendar Year are equal to or exceed $[***]	$[***]
#3 Annual Net Sales during such Calendar Year are equal to or exceed $[***]	$[***]
#4 Annual Net Sales during such Calendar Year are equal to or exceed $[***]	$[***]

#5 Annual Net Sales during such Calendar Year are equal to or exceed $[***]	$[***]

For clarity, the foregoing milestone payments shall be payable one-time only with respect to each Collaboration Target, regardless of the number of Licensed Products corresponding to such Collaboration Target to achieve such milestone event, up to a maximum of $[***] per Collaboration Target.  [***].  For the avoidance of doubt, all sales milestones reached by Sanofi shall be paid by Sanofi.

(b)Notice, Invoice and Payment.  As part of the report provided pursuant to Section 11.1, on a Collaboration Target-by-Collaboration Target basis, Sanofi shall provide written notice to Adagene upon the annual Net Sales of the Licensed Products for a Collaboration Target in the Territory first reaching each of the values set forth in Section 10.4(a) above.  Following Adagene’s receipt of notice from Sanofi that any such milestone event has been achieved, Adagene will invoice Sanofi for and Sanofi shall pay each milestone payment set forth in the table above as set forth in Section 10.4(a).

10.5Royalty Payments.

(a)Royalty Rate.  On a Licensed Product-by-Licensed Product basis, subject to the remainder of this Section 10.5, during the Royalty Term for a Licensed Product, Sanofi shall pay to Adagene royalties on the aggregate annual Net Sales of such Licensed Product in the Territory, at the royalty rates set forth in the table below.

For that portion of aggregate Net Sales in a given Calendar Year (per Licensed Product)	Royalty Rate (per Licensed Product)
Below $[***]	[***]%
Equal to or exceeding $[***], and below $[***]	[***]%
Equal to or exceeding $[***], and below $[***]	[***]%
Equal to or exceeding $[***], and below $[***]	[***]%
Equal to or exceeding $[***]	[***]%

(b)Royalty Term.  Royalties shall be paid on a Licensed Product-by-Licensed Product and country-by-country basis from the First Commercial Sale of a Licensed Product in a country by or on behalf of Sanofi,  its Affiliates or Sublicensees until the latest of (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country, (ii) expiration of the last-to-expire Valid Claim in such country, or (iii) the expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).

(c)Royalty Reductions.

(i)Biosimilar Entry.  If one or more Biosimilar Licensed Products to a Licensed Product is/are sold in a country in the Territory in any Calendar Quarter during the Royalty Term for such Licensed Product in such country, and during such Calendar Quarter Net Sales of such Licensed Product in such country decline by the percentage set forth in the table below relative to the average Calendar Quarterly Net Sales of such Licensed Product achieved in the [***] immediately prior to the launch of such Biosimilar Licensed Product(s), then the royalty rates set forth in Section 10.5(a) applicable to such Licensed Product would permanently be reduced as set forth in the table below.

Decline in Net Sales	Royalty Reduction
Exceeding [***], and below [***]	[***]
Equal to or exceeding [***]	[***]

(ii)Expiry of Exclusivity.  If during any Calendar Quarter of the Royalty Term for a particular Licensed Product in a country, there is no Valid Claim that would be infringed by the sale of the Licensed Product in such country and no Regulatory Exclusivity for such Licensed Product exists in such country, then the royalty rate provided in Section 10.5(a) shall be reduced by [***] for such Licensed Product in such country for such Calendar Quarter.

(iii)Anti-Royalty Stacking.  Sanofi or its Affiliates would be entitled to credit [***] of all future royalties to a Third Party during a Calendar Quarter under an arms’ length transaction in consideration for a license under such Third Party’s intellectual property rights that are necessary for [***] in the respective Licensed Product, against any royalty payments due to Adagene during such Calendar Quarter.

(iv)Royalty Floor.  Notwithstanding the foregoing Sections [***], any royalty reduction made pursuant to Sections [***], individually or in combination, shall in no event reduce the royalty rate applicable to the respective Licensed Product pursuant to Section 10.5(a) by more than [***] (“Floor”).  In the event that Sanofi is unable to credit any amount covered under Section [***] against the royalties payable to Adagene due to the Floor, then Sanofi may carry forward such amount and credit them against [***] payable to Adagene in subsequent Calendar Quarters, subject to the Floor.

10.6Remuneration Payments to Adagene Inventors.  Each Party shall be responsible for discharging its own obligations with respect to service inventions and inventor remuneration or compensation with respect to its own employees in accordance with any applicable laws and regulations of any relevant jurisdiction.

11.	PAYMENT; RECORDS; AUDITS

11.1Payment; Reports.  Commencing with the First Commercial Sale for a Licensed Product Sanofi will, with respect to each Calendar Quarter (or portion thereof), provide a written report within [***] after the end of each Calendar Quarter showing (a) aggregate Net Sales of the Licensed Products that are royalty bearing and the royalties due thereon for such Calendar Quarter, (b) the withholding taxes, if any, required by Applicable Law to be deducted in respect of such royalties; (c) the exchange rates used in determining the royalty amount expressed in Dollars; and (d) whether any sales milestone has been achieved under Section 10.4 (each, a “Royalty Report”).

Sanofi will provide such Royalty Reports for so long as any Royalty Term remains in effect for a given Licensed Product. Sanofi will pay to Adagene any amount due under such Royalty Report in accordance with Section 11.3 [***] following receipt of an invoice for such amount.

11.2Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.  With respect to conversion of Net Sales in any currency other than U.S. dollars to U.S. dollars, Sanofi or its Affiliates or Sublicensees shall convert the Net Sales for the Licensed Products using its then-current standard worldwide currency conversion methodology.  All payments owed to Adagene under this Agreement shall be made by wire or ACH transfer in immediately available funds to a bank and account designated in writing by Adagene, unless otherwise specified in writing by Adagene.

11.3Invoices. Notwithstanding anything to the contrary in this Agreement, Adagene will deliver an invoice to Sanofi for all payments owed by Sanofi under this Agreement.  Sanofi will pay the undisputed amount of any invoice within [***] after receipt thereof (except where a different period is expressly provided in another Section of this Agreement) and any disputed amount within [***] after final resolution of the Dispute with respect thereto.

11.4Taxes.

(a)Taxes on Income.  Except as otherwise provided in this Section 11.4, each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties shall cooperate with one another and use reasonable efforts to avoid or reduce tax withholding (e.g., withholding imposed under any U.S. federal, state or local statute, regulation or code) or similar obligations in respect of the milestone payments, royalty payments, and other payments made by Sanofi under this Agreement.  To the extent Sanofi is required by Applicable Laws to deduct and withhold taxes on any payment to Adagene, Sanofi shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Adagene an official tax certificate or other evidence of such payment sufficient to enable Adagene to claim such payment of taxes.  Adagene shall provide Sanofi any tax forms that may be reasonably necessary in order for Sanofi to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Adagene shall use reasonable efforts to provide any such tax forms to Sanofi in advance of the due date.  Sanofi shall provide Adagene with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Adagene.  Sanofi shall have the right to deduct any such tax, levy, or charge actually paid from payment due to Adagene.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c)Other Tax Liability. All amounts payable under this Agreement are exclusive of value added or similar taxes (the “VAT”). In the event of value added or similar taxes incurred by a Party with respect to payments made to a Party hereunder or the activities underlying such payments, each Party and its Affiliates will use reasonable efforts to secure available exemption(s) from VAT or cooperate with the other Party’s efforts to obtain maximum recovery of VAT paid or incurred by such Party or any Affiliate, to the extent permitted by Applicable Law.

11.5Records; Audit.  Each Party shall keep, and shall require its Affiliates, contractors, and Sublicensees to keep, complete and accurate records pertaining to, in the case of Adagene, the performance of each Licensed Compound Research Activity and, in the case of Sanofi, the sale or other disposition of Licensed Products, in each case in sufficient detail to permit the other Party to confirm the accuracy of any payment due hereunder.  Each Party will keep such books and records for [***] following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Laws.  Upon at least [***] prior written notice and during regular business hours at such place or places where such records are customarily kept, a Party may inspect the other Party’s records via an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement and of any payments made, or required to be made, to such auditing Party pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits shall be limited to once each Calendar Year and once with respect to records covering any specific period of time.  Such auditor shall not disclose any of the audited Party’s Confidential Information to the auditing Party, and shall only report whether the financial reports provided by the audited Party and the amount of payments made to or by a Party are correct or not, and the amount of any discrepancy.  In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within [***] after the Auditor’s report.  The auditing Party shall bear the full cost of such audit unless such audit reveals a discrepancy in the auditing Party’s favor of more than [***]from the reported amounts in which case the audited Party shall reimburse the auditing Party for the reasonable out-of-pocket costs incurred for such audit.

11.6Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at an interest rate of [***]above the average [***] SOFR for USD at the date the payment was due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

12.	INTELLECTUAL PROPERTY

12.1Ownership.

(a)Background IP.  As between the Parties, each Party will retain ownership of all Patents, Know-How and other intellectual property rights that are Controlled by such Party prior to the Execution Date or are otherwise developed by such Party outside of this Agreement (with respect to such Party, its “Background IP”).

(b)Compound Inventions.  All Inventions solely related to (i) an SUA, (ii) a Licensed Compound, or (iii) a Licensed Product, in each case ((i), (ii) and (iii)) that are generated in the performance of any Compound Research Activities or other Development, manufacturing, or regulatory activities under this Agreement solely by one or more employees or agents of a Party or its Affiliates or other persons acting on such Party’s behalf, or jointly by one or more employees or agents of each Party or its Affiliates or other persons acting on their behalf, (collectively, the “Compound Inventions”) shall be the exclusive property of Sanofi.  Adagene shall notify, assign and transfer to Sanofi all of its rights, title and interest in and to the Compound Inventions promptly after its conception, development, or reduction to practice by Adagene or its Affiliate or contractor.  To effectuate the foregoing assignment, Adagene shall ensure that all entities and individuals that perform any activities on behalf of Adagene under this Agreement are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to Adagene or to an entity that is obligated to assign all such right, title, and interest to Adagene.  Adagene shall assist Sanofi, [***], in securing for Sanofi any patents, copyrights, or other proprietary rights in such Compound Inventions, and to perform all acts that may be reasonably required to vest in Sanofi all right, title, and interest in such Compound Inventions.

(c)Platform Inventions.  All Inventions that (i) pertain generally to the Adagene Platform Technology or any improvements, enhancements or modifications thereto and (ii) are not solely related to an SUA, Licensed Compound or a Licensed Product, and in each case are generated under this Agreement solely by one or more employees or agents of a Party or its Affiliates or other persons acting on a Party’s behalf, or jointly by one or more employees or agents of each Party or its Affiliates or other persons acting on their behalf, (collectively, the “Platform Inventions”) shall be the exclusive property of Adagene.  Sanofi hereby assigns to Adagene all of Sanofi’s right, title, and interest in and to all Platform Inventions.  To effectuate the foregoing assignment, Sanofi shall ensure that all entities and individuals that perform any activities on behalf of Sanofi hereunder are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to Sanofi or to an entity that is obligated to assign all such right, title, and interest to Sanofi.  Sanofi shall assist Adagene, [***], in securing for Adagene any patents, copyrights, or other proprietary rights in such Platform Inventions, and to perform all acts that may be reasonably required to vest in Adagene all right, title, and interest in such Platform Inventions.

(d)Other Inventions.  Except for Compound Inventions and Platform Inventions, (i) each Party shall solely own any discovery or invention made solely by it and its Affiliates’ employees, agents, or independent contractors (the “Sole Inventions”), and (ii) the Parties shall jointly own any discovery or invention made jointly by employees, agents, or independent contractors of one Party or its Affiliates together with employees, agents, or independent contractors of the other Party or its Affiliates (the “Joint Inventions”).  All Patents claiming patentable Joint Inventions shall be referred to herein as “Joint Patents”.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit its interest under the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

12.2Patent Prosecution and Maintenance.

(a)Sanofi Patents.  Sanofi shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) all Sanofi Patents (other than Joint Patents), including Compound Patents or Patents claiming Sole Inventions owned by Sanofi, worldwide, using counsel of its own choice.

(b)Adagene Patents.  Adagene shall have the sole right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of all Adagene Patents (other than Joint Patents), including Patents covering Platform Inventions or Sole Inventions owned by Adagene, worldwide, at its sole cost and expense and by counsel of its own choice.  Adagene will keep Sanofi informed as to material developments with respect to the filing, prosecution and maintenance of the Adagene Patents, including by providing copies of all substantive office actions or any other substantive documents to or from any patent office, including notice of all interferences, reissues, reexaminations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions. Adagene will also provide Sanofi with a reasonable opportunity to comment substantively on the filing, prosecution and maintenance of the Adagene Patents prior to taking material actions (including the filing of applications), and will consider in good faith the comments of Sanofi and Sanofi’s patent counsel on the preparation, filing, prosecution, and maintenance of any Adagene Patents.

(c)Joint Patents.

(i)Subject to this Section 12.2(c), Sanofi shall have the first right, but not the obligation, to prepare, file, prosecute, and maintain (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) the Joint Patents at Sanofi’s cost and expense using a patent counsel selected by Sanofi and reasonably acceptable to Adagene.  Sanofi shall keep Adagene informed of material progress with regard to the preparation, filing, prosecution, maintenance, and defense, if any, of the Joint Patents, including content, timing, and jurisdiction of the filing of such Joint Patents, and Sanofi shall consult with, and consider in good faith the reasonable comments of Adagene with respect to filing, prosecuting, and defending the Joint Patents in the Territory.

(ii)If Sanofi desires to abandon or cease prosecution or maintenance of any Joint Patent in the Territory, Sanofi shall provide reasonable prior written notice to Adagene of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office).  In such case, at Adagene’s sole discretion, upon written notice from Adagene to Sanofi, Adagene may elect to continue prosecution or maintenance of any such Joint Patent at its own expense, and Sanofi shall execute such documents and perform such acts, at Adagene’s expense, as may be reasonably necessary to assign to Adagene Sanofi’s ownership interest therein and to allow Adagene to continue the prosecution and maintenance of such Joint Patent in the Territory.  Any patents so assigned shall cease to be a Joint Patent and shall thereafter be Adagene Patents subject to the licenses herein.

(d)Patent Term Extensions.  Sanofi shall have the right to apply, in its sole discretion and at its expense, for any patent term extension for any Sanofi Patent or Joint Patent in the Territory. Adagene shall have the right to apply, in its sole discretion and at its expense, for any patent term extension for all Adagene Patents (other than Joint Patents) in the Territory provided such application or extension would not negatively impact a potential extension of a Sanofi Patent or a Joint Patent.

(e)Cooperation.  Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under Section 12.2 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates, and their equivalent with respect thereto, at its own cost (except as expressly set forth otherwise in this Section 12.2).  Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 12.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions, supplementary protection certificates, and their equivalent.

(f)Separation of Patent Rights. In order to more efficiently enable the prosecution and maintenance of the Adagene Patents, the Sanofi Patents and the Joint Patents relating to the Inventions described above, the Parties will use good faith efforts to separate Compound Inventions, Platform Inventions, and Joint Inventions into separate filings to the extent possible and without adversely impacting such prosecution and maintenance and to coordinate such filings so as to maximize patent exclusivity for the Licensed Compounds and Licensed Products.

12.3Patent Enforcement.

(a)Notice.  Each Party shall notify the other within [***] after becoming aware of any alleged or threatened infringement by a Third Party of any of the Adagene Patents, or Compound Patents in the Territory, which infringement adversely affects or could reasonably be expected to adversely affect the Development, manufacture, or Commercialization of any Licensed Product (collectively, “Product Infringement”).

(b)Enforcement Right.  Sanofi shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.  However, with respect to any Product Infringement action involving any Adagene Patent, Sanofi shall have a first right to enforce such Adagene Patent to the extent such Adagene Patent directly relates to a Licensed Compound or Licensed Product (and not to any compound or product that is not related to a Licensed Compound or Licensed Product).  Sanofi shall not compromise or settle any such litigation involving any Adagene Patent without Adagene’s prior written consent such consent not to be unreasonably withheld or delayed.  To the extent a Product Infringement pertains to one or more Adagene Patents, if Sanofi (i) elects to not bring such legal action against a Product Infringement (the decision of which Sanofi shall inform Adagene promptly) or (ii) Sanofi otherwise fails to bring such legal action against such Product Infringement within [***] after first becoming aware of such Product Infringement, then, Adagene shall have the right, but not the obligation, to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Sanofi.

(c)Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d)Expense and Recovery.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of any litigation described in Section 12.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be allocated as follows: (i) if Sanofi is the enforcing Party, Sanofi shall retain the remaining amount provided that any remaining amount attributable to a recovery for lost sales or profits shall be deemed “Net Sales” in the Calendar Year in which the money is actually received and Sanofi shall make the corresponding payments to Adagene in accordance with Sections 10.4 and 10.5, and (ii) if Adagene is the enforcing Party, Adagene shall retain [***]of such remaining amount and shall pay [***] to Sanofi.

12.4Infringement of Third Party Rights.  If any Licensed Product used or sold by Sanofi, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of intellectual property rights in a jurisdiction within the Territory (“Third Party Infringement Claim”), Sanofi shall promptly notify Adagene.  The Parties shall discuss in good faith a mutually agreeable course of action, including but not limited to jointly defending, or taking other actions (including settling) with respect to, any such Third Party Infringement Claim.  In the event that the Parties do not expediently decide upon a mutually agreeable course of action, Sanofi will have the first right, but not the obligation, to defend, and take other actions (including to settle), with respect to any such Third Party Infringement Claim, at Sanofi’s sole discretion, and Adagene will have the right to be represented in any such action by counsel of its own choice; provided that in no event will Sanofi settle any Third Party Infringement Claim without first obtaining the prior written consent of Adagene.

13.	REPRESENTATIONS AND WARRANTIES

13.1Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action;

(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

(d)it has the right to grant the licenses granted by it under this Agreement.

13.2Covenants.

(a)Employees, Consultants, and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, in the case of contractor, grant a license under) Inventions in a manner consistent with the provisions of this Agreement.

(b)Adagene will not during the Term grant to any Third Party any right under the Adagene Technology that would conflict with the rights granted to Sanofi hereunder.

(c)Debarment.  Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Licensed Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(d)Compliance.  In the performance of its obligations under this Agreement, such Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

(e)Adagene Patents Covering Additional Collaboration Targets.  In the event that Sanofi exercises either its Option pursuant to Section 5.1, its Replacement Right pursuant to Section 6.1, or both, and Targets in addition to Target 1 and Target 2 become Collaboration Targets, the scope of the patent license agreement attached hereto in Exhibit B shall be extended to also cover the additional Collaboration Targets.

13.3Additional Adagene Representations and Warranties. Adagene represents and warrants as of the Effective Date:

(a)Exhibit B lists all Adagene Patents as of the Effective Date and all such Patents listed on Exhibit B are Controlled by Adagene, free of any encumbrance, lien, or claim of ownership by any Third Party, and (iii) filed and maintained properly and correctly and all applicable application and maintenance fees have been paid on or before the due date for payment or during any extension thereof.  Evidence of Control of the Adagene Patents listed in Exhibit B by Adagene, by virtue of a patent license agreement by and between Adagene Inc. and Adagene Incorporated, is attached in Exhibit B.

(b)To Adagene’s knowledge, each of the Adagene Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending; to Adagene’s knowledge, all such inventors have assigned their entire right, title, and interest in and to such inventions to Adagene and all such assignments have been duly recorded and are enforceable in accordance with Applicable Law; and there are no written claims or assertions in writing received by Adagene regarding the inventorship of any Adagene Patent alleging that additional or alternative inventors should be listed.

(c)Adagene has the right to grant all rights and licenses it purports to grant to Sanofi with respect to the Adagene Technology under this Agreement, free and clear of any rights therein granted to any Third Party.

(d)Adagene has not as of the Effective Date, granted to any Third Party any right under the Adagene Technology that would conflict with the rights granted to Sanofi hereunder.

(e)(i) No claim or action has been brought or, to Adagene’s knowledge, threatened in writing, by any Third Party alleging that (A) the Adagene Patents are invalid or unenforceable, or (B) the use of the Adagene Know-How infringes or misappropriates, or would infringe or misappropriate, any intellectual property right of any Third Party, and (ii) to Adagene’s knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such claims described in subsection (i).

(f)To Adagene’s knowledge, no Third Party is infringing or misappropriating or has infringed or misappropriated or is threatening to infringe or misappropriate the Adagene Technology.

(g)The inventions claimed by the Adagene Patents (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e), and (iii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401.

(h)To Adagene’s knowledge, there are no issues or information related to the Adagene Technology, which in Adagene’s reasonable opinion, are reasonably likely to have a material impact on the Development or Commercialization of the Licensed Compounds that have not been fully disclosed to Sanofi in the course of Sanofi’s due diligence.

13.4Additional Sanofi Representations and Warranties.  Sanofi represents and warrants as of the Effective Date:

(a)Sanofi has the right to grant all rights and licenses it purports to grant to Adagene with respect to the SUAs under this Agreement, free and clear of any rights therein granted to any Third Party.

13.5Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE DEVELOPMENT, MANUFACTURING, OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY PRODUCT WILL BE SUCCESSFUL.

14.	INDEMNIFICATION

14.1Indemnification by Sanofi.  Sanofi hereby agrees to defend, indemnify, and hold harmless Adagene and its Affiliates and their respective directors, officers, employees, and agents (each, an “Adagene Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Adagene Indemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of:

(a)the Development, use, manufacture, or Commercialization of any Licensed Compound or Licensed Product by Sanofi or its Affiliates or Sublicensees or the contractors of any of them (excluding any activities by or on behalf of Adagene or its Affiliates);

(b)the gross negligence or willful misconduct of any Sanofi Indemnitee; or

(c)the breach by Sanofi of any warranty, representation, covenant, or agreement made by Sanofi in this Agreement;

except, in each case (a)-(c), to the extent such Losses arise out of any activities for which Adagene is obligated to indemnify any Sanofi Indemnitee under Section 14.2.

14.2Indemnification by Adagene.  Adagene hereby agrees to defend, indemnify, and hold harmless Sanofi, its Affiliates, and Sublicensees and their respective directors, officers, employees, and agents (each, an “Sanofi Indemnitee”) from and against any and all Losses to which any Sanofi Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of:

(a)the Compound Research Activities undertaken by any Adagene Indemnitee; or

(b)the gross negligence or willful misconduct of any Adagene Indemnitee; or

(c)the breach by Adagene of any warranty, representation, covenant, or agreement made by Adagene in this Agreement;

except, in the case of (a)-(b), to the extent such Losses arise out of any activities for which Sanofi is obligated to indemnify any Adagene Indemnitee under Section 14.1.

14.3Indemnification Conditions and Procedure.

(a)Notice.  The Party claiming indemnity under this Article 14 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.

(b)Control.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to control the defense of the Claim with counsel of its choice.

(c)Settlement Rights.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party.

(d)Backup Right.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith so long as the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnifying Party, and no restriction on the future actions or activities of the Indemnifying Party), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 14.

14.4Insurance.  During the Term and for a period of [***] thereafter, each Party, at its own expense, shall maintain commercial general liability insurance, product liability and other appropriate insurance (or, in the case of Sanofi, self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement.  Without limiting the generality of the foregoing, Adagene represents, warrants, and covenants that it possesses and shall maintain during the Term and for [***] thereafter, at its own expense, commercial general liability and other related insurances with limits not less than $[***] per occurrence and $[***] in the aggregate.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

14.5Limitation of Liability.  EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD OR (II) BREACH OF ITS OBLIGATIONS UNDER ARTICLE 15, OR (B) ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 14.1 OR 14.2, OR INSURANCE OBLIGATIONS UNDER SECTION 14.4, NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES OR (SUB)LICENSEES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

15.	CONFIDENTIALITY

15.1Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [***] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information of the other Party, and both Parties shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information.  Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.

15.2Exceptions.  The obligations of confidentiality and restriction on use under Section 15.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, as evidenced by written records, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors, without any obligation to the disclosing Party to keep it confidential or restrict its use; (c) is hereafter furnished to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto, as a matter of right; or (d) is independently discovered or developed by or for the receiving Party without the use of the disclosing Party’s Confidential Information.

15.3Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges, subject to Section 15.5) or court or administrative orders;

(b)disclose to actual or bona fide potential investors or acquirors solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under a written agreement containing obligations of confidentiality in accordance with market standard;

(c)disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided that prior to any such disclosure, each such disclosee will be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article 15 (Confidentiality) (provided, however, that in the case of legal advisors, no written agreement will be required); and provided, further, that the receiving Party will remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 15 (Confidentiality); and

(d)(i) disclosure to any of the receiving Party’s and its Affiliates’ employees, consultants, contractors, agents, in each case on a need-to-know basis in connection with the Development, manufacture, or Commercialization of the Licensed Products in accordance with the terms of this Agreement, or (ii) in the case of Sanofi, as the receiving Party, to any actual or potential collaborators, partners, licensees, Sublicensees or subcontractors, in each case on a need-to-know basis, in connection with the Development, manufacture or Commercialization of Licensed Compounds or Licensed Products or otherwise to the extent necessary or useful for Sanofi to exercise its rights or perform its obligations hereunder; provided that, in each case ((i) and (ii)), prior to any such disclosure, each disclosee shall be bound by written obligations of confidentiality, nondisclosure and non-use at least as stringent as those herein; and provided, further, that the receiving Party will remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 15 (Confidentiality); by Sanofi, as the receiving Party, to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Licensed Compound or Licensed Product; provided that reasonable measures will be taken to obtain confidential treatment of such information, to the extent such protection is available;

(e)upon the prior written consent of the other Party, such consent to be unreasonably withheld or delayed, if and to the extent such disclosure is reasonably necessary for: (i) filing, prosecuting, or maintaining Patents as permitted by this Agreement; and (ii) prosecuting or defending litigation as permitted by this Agreement.

Notwithstanding the foregoing, the Parties shall use good faith efforts to agree on a redacted version of this Agreement within [***] following the Effective Date, it being understood that no consent shall be required for a disclosure of such agreed redacted version pursuant to this Section 15.3(d).

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section  15.3(a), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 15.3 shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 15.

15.4Publications.

(a)Regarding Adagene Platform Technology.  Adagene shall have the sole right, in its sole discretion, to publish or otherwise disclose any information regarding the Adagene Platform Technology or any improvements thereto; provided that in no event shall Adagene disclose any Confidential Information of Sanofi in violation of Section 15.1.

(b)Collaboration Targets.  Sanofi shall have the sole right, in its sole discretion, to publish or otherwise disclose the results of or other information regarding any and all research and Development activities performed hereunder with respect to the Licensed Products, including all Compound Research Activities for each Collaboration Target; provided that in no event shall Sanofi disclose any Confidential Information of Adagene in violation of Section 15.1.

15.5Publicity; Public Disclosures.

(a)Initial Press Release. Each Party shall have the right to issue an individual press release substantially in a form agreed by the Parties and attached to this Agreement as Exhibit D announcing the signature of this Agreement at or shortly after the Effective Date within the time-period required by applicable securities laws.

(b)Subsequent Releases.  If a Party wishes to release any subsequent press release or other public statement or announcement about the terms of this Agreement, the Parties’ relationship under this Agreement, performance of this Agreement, or activities conducted under this Agreement (each, a “Release”), such Party shall first obtain the other Party’s written approval of the proposed Release.  The reviewing Party will have [***], or such shorter period of time as agreed by the Parties or necessary for the releasing Party to comply with Applicable Law, to review and provide comments to such Release and the reviewing Party’s consent of such approval shall not be unreasonably withheld.   Notwithstanding the foregoing, a Party does not need to obtain the other Party’s approval for a Release to the extent such Release discloses text that has been previously approved by the other Party, but only to the extent the underlying facts disclosed in such previously approved text are still true and accurate, and where the circumstances surrounding such disclosure have not changed.  With regard to any such Release containing previously approved information, the Party wishing to make such release shall provide the other Party a courtesy review of such Release and shall take into account in good faith any comments made by such Party.  This shall not apply for investor slide decks for which a courtesy review of previously approved text is not required.

(c)SEC Disclosures.  With respect to complying with disclosure requirements of the SEC or other stock exchange on which a Party’s securities are publicly traded (or to which an application for listing has been submitted) (“Exchange”) in connection with any required filing of this Agreement, the filing Party will consult with the other Party on the provisions of this Agreement to be redacted in any filings made by such Party with the SEC or other Exchange; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws and will not rely on any statements made by the other Party related to securities laws or regulations.  The reviewing Party will have [***], or such shorter period of time as agreed by the Parties or necessary for the filing Party to comply with Applicable Law, to review and provide comments to such filing and the reviewing Party’s consent of such approval shall not be unreasonably withheld to the extent such information has been previously disclosed.  If, on the advice of counsel, Adagene reasonably concludes that it must make a Release, or that any portion of this Agreement must be disclosed, in each case pursuant to the requirements of the SEC or other Exchange, and Sanofi would prefer that such Release not be made, that the information so disclosed within such Release be modified or limited, or that disclosure of the Agreement be limited, then Adagene shall consider Sanofi’s concerns, including possibilities of incorporating statements suggested by Sanofi (to the extent any such statement is true and accurate) and seeking confidential treatment of the information included in such Release.

15.6Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 15.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 15.

16.	TERM AND TERMINATION

16.1Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 16 or by mutual written agreement of the Parties, shall continue in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country (the “Term”).  Upon the expiration of the Royalty Term for a particular Licensed Product in a particular country, the license granted to Sanofi in Section 2.1 with respect to such Licensed Product in such country shall be deemed fully-paid, royalty-free, perpetual, and irrevocable.

16.2Termination for Cause.

(a)Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement, such material breach to include a failure of either Party to comply with its diligence obligations under this Agreement, and has not cured such breach to the reasonable satisfaction of the other Party within [***] ([***] with respect to any payment breach) after notice of such breach from the non-breaching Party or (if such cure cannot be fully achieved within such [***] period) if the breaching Party has failed to dispute, commence compliance or has failed to use diligent efforts to achieve full cure of such material breach as soon thereafter as is reasonably possible  (which notice will describe such material breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement, in its entirety or in part) (such [***] period, as may be extended in the case of diligent efforts to achieve full cure, or by mutual agreement by the Parties (the “Cure Period”).  Further, if such material breach relates solely to one Collaboration Target under the Agreement (but not to the other Collaboration Targets), then the terminating Party shall have the right to terminate this Agreement pursuant to this Section 16.2(a) solely with respect to the Collaboration Target as to which such material breach relates.

(b)Termination by Sanofi for Safety.  Sanofi will have the right to terminate this Agreement on an Collaboration Target-by-Collaboration Target basis, upon [***] prior written notice to Adagene, due to material safety concerns raised by a Regulatory Authority, an Institutional Review Board for a Clinical Trial or by Sanofi’s Safety Reviewer(s) acting in accordance with Sanofi’s standard internal policies, where such Person recommends cessation of Development or Commercialization of the applicable Licensed Product(s) (and a summary of such concerns will be stated in the notice of termination).

(c)Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [***]after the commencement thereof, or admits in writing its inability generally to meet its obligations as they fall due in the general course.

(d)Section 365(n) Rights.  For purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Code).  The Parties agree that the licensee of such rights under this Agreement will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country.  Each Party hereby acknowledges that copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How, letters of authorization in connection with Rights of Reference,  in each case that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Code, and that the licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it upon its written request therefor and election under Bankruptcy Code Section 365(n)(1)(B) to retain the licenses granted by Adagene to Sanofi.  The provisions of this Section 16.2(c) (Section 365(n) Rights) are without prejudice to any rights the non-subject Party may have arising under the Code, laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law.

16.3Termination without Cause by Sanofi.  Sanofi shall have the right to terminate this Agreement in its entirety or on Collaboration Target-by-Collaboration Target or country-by-country basis at any time, without cause, upon [***] written notice to Adagene.

16.4Effects of Termination.  Upon termination or expiration of this Agreement in its entirety or with respect to a particular Collaboration Target, all rights and obligations of the Parties under this Agreement with respect to this Agreement or such Collaboration Target shall cease except as otherwise set forth in this Section 16.4 or elsewhere in this Agreement, but, for clarity, termination or expiration with respect to a particular Collaboration Target shall not affect the Parties’ rights and obligations under this Agreement with respect to any other Collaboration Targets.  Upon any termination of this Agreement in its entirety by either Party, the following terms will apply.  Upon any termination of this Agreement with respect to a particular Collaboration Target, the following terms will apply solely with respect to such terminated Collaboration Target.

(a)Licenses.  All licenses granted by either Party will automatically terminate.

(b)Return of Sanofi Property.  In case of termination by Sanofi pursuant to Section 16.2(a) Adagene shall return to Sanofi all of Sanofi’ Confidential Information and shall deliver to Sanofi, or destroy at Sanofi’s request, the Compound Inventions (in each case to the extent not already provided) and any other deliverables specified in the Target Program Plan (in whatever stage of development or completion).

(c) Confidential Information.  Upon expiration or termination of this Agreement in its entirety, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that (a) a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations, and (b) Adagene may keep all Confidential Information required by Adagene under Section 16.4(c).

16.5Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Article 1 (Definitions), Section 12.1 (IP Ownership), Article 14 (Indemnification), Article 15 (Confidentiality), Section 16.4 (Effects of Termination), Article 17 (Dispute Resolution) and Article 18 (General Provisions).  In the event that this Agreement is terminated pursuant to Section 16.2 or Section 16.3, the provisions of Article 10 (Financial Provisions) shall survive.

17	DISPUTE RESOLUTION

17.1 Objective.  It is the objective of the Parties to establish procedures to facilitate the resolution of any disputes arising under or related to this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 to resolve any such dispute if and when it arises.

17.2 Executive Negotiations.  The Parties will try to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Parties’ Executive Officers.  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within [***] after such notice, the Executive Officers (or their respective designees having the authority to settle such Disputed Matter) of the Parties will meet for attempted resolution by good faith negotiations.  If the Executive Officers (or their respective designees) are unable to resolve such dispute within [***] after their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 17.3 below.

17.3Dispute Resolution.

(a)If the Parties are unable to resolve a Disputed Matter using the process described in Section 17.2, then a Party seeking further resolution of the Disputed Matter (other than an Excluded Claim) shall submit the Disputed Matter to resolution by final and binding arbitration.  Whenever a Party determines to institute arbitration proceedings, it will give written notice to that effect to the other Party.  The legal seat of arbitration will be New York, New York, U.S., and the arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to either its (i) Streamlined Arbitration Rules then in effect, provided that no claim or counter-claim exceeds [***] dollars (US $[***]), or (ii) the Comprehensive Arbitration Rules and Procedures then in effect and the Expedited Procedures contained therein (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 18.1.  The arbitration will be conducted by three arbitrators appointed in accordance with the Rules, provided that such arbitrators must have significant business or legal experience in the pharmaceutical business.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will render their opinion within thirty (30) days after the final arbitration hearing.  The arbitrators will not have the power to award damages excluded pursuant to Section 14.5 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Decisions of the arbitrators that conform to the terms of this Section 17.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction and the Parties undertake to carry out any award without delay.  The losing Party, as determined by the arbitrators, will pay all of the JAMS administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the arbitrators determine that there is no losing Party, the Parties will each be responsible for one-half of those costs and fees and the arbitrator’s award will so provide.  Notwithstanding the foregoing, each Party shall be responsible for its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party, unless the arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

(b)Notwithstanding the terms of and procedures set forth in Section 17.2 or 17.3, any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including, but not limited to, Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 15) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in Section 17.2 or 17.3(a) for hearing and resolution in and by a court of competent jurisdiction.  Alternatively, a party seeking Injunctive Relief may immediately institute arbitral proceedings without invocation or exhaustion of the procedures set forth in Section 17.2 or 17.3(a), and any such Injunctive Relief proceedings will be administered by the ICC pursuant to its emergency arbitration procedures then in effect and applying the substantive law specified in Section 18.1.  In either event, once the Injunctive Relief proceedings have been conducted and a decision rendered thereon by the court or arbitral forum, the Parties will, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 17.2 and 17.3(a).  This Section shall be specifically enforceable.

(c)Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by Applicable Law, neither Party nor the arbitrator may disclose the existence, content, or results of an arbitration under this Section 17.3 without the express, prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable New York statute of limitations.  Any disputes concerning the propriety of the commencement of the arbitration, or the validity, or application of this Section 17.3 shall be finally settled by the arbitrator.

18	GENERAL PROVISIONS

18.1Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

18.2Entire Agreement; Modification.  This Agreement, including the Exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein, including the Confidentiality Agreement.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.

18.3Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

18.4Performance by Affiliates.  Sanofi may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Sanofi hereby guarantees the performance by its Affiliates of its obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

18.5Waiver.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.   Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

18.6Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld).  The Parties may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent as follows:

(a)by either Party in connection with the transfer or sale of all or substantially all of the business or assets relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction shall not be included in the technology licensed or assigned hereunder unless used by such acquiring party to Develop, use, make, or sell any Licensed Compound or Licensed Product; or

(b)by either Party, to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 18.6.  Any assignment not in accordance with this Section 18.6 shall be null and void and of no legal force or effect.

18.7Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  The Parties will in such an instance use their best efforts to replace the invalid, unenforceable, or illegal provision(s) with a valid, enforceable, and legal provision(s) that best implements the original intent of the Parties and purposes of this Agreement.

18.8Notices.  Any notice to be given under this Agreement must be in writing and delivered either (a) in person or (b) by (i) air mail (postage prepaid) requiring return receipt, (ii) recognized overnight courier, or (iii) facsimile, in each case to the Party to be notified at its address given below, or at any other address such Party may designate by prior written notice to the other in accordance with this Section 18.8.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (w) if personally delivered, the date of actual receipt; (x) if air mailed, five (5) days after the date of postmark; (y) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (z) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Adagene, notices must be addressed to:

Adagene, Inc.

10179 Huennekens St

San Diego, CA 92121

United States of America

Attention: [***], SVP of Operations

[***]@adagene.com

With a copy to:

Adagene, Inc.

10179 Huennekens St

San Diego, CA 92121

United States of America

Attention: [***], Head of Business Development

[***]@adagene.com

If to Sanofi, notices must be addressed to:

Genzyme Corporation

50 Binney Street

Cambridge, MA 02142

United States of America

Attention: Head of Global Alliance Management

Email: alliance.management@sanofi.com

with a copy to:

Genzyme Corporation

50 Binney Street

Cambridge, MA 02142

United States of America

Attn: [***], Head of Legal Global Functions

Email: (to each of the following): [***]@sanofi.com; and [***]@sanofi.com.

18.9Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including Acts of God, fire, flood, explosion, earthquake, pandemic , or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

18.10Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.    The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

18.11Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by PDF or facsimile and, upon such delivery, such electronic or PDF or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have caused this COLLABORATION AND LICENSE AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

GENZYME CORPORATION		ADAGENE, INC.

By:	/s/ Valeria Fantin	By:	/s/ Peter Luo

Name:	Valeria Fantin	Name:	Peter Luo

Title:	Head of Oncology Research	Title:	CEO

List of Exhibits:

Exhibit A: Adagene Know-How

Exhibit B: Adagene Patents

Exhibit C: Target Research Plans for Initial Targets

Exhibit D: Press Release

Exhibit A

ADAGENE KNOW-HOW

[***]

Exhibit B

Adagene Patents and Adagene Platform Patents

[***]

Exhibit C

1 - Target Research Plans for Initial Targets

[***]

2 - Criteria for masked compounds

[***]

Exhibit D

Press Release

[***]